MASTERWORKS

HOW IT WORKS | ABOUT | PRICE DATABASE | SECONDARY MARKET | SIGN IN | SKIP WAITLIST

You're invited to join an exclusive community investing in blue-chip art.

- Invest in multimillion-dollar paintings
- Attractive historical price appreciation
- Buy and sell shares on secondary market
- Receive proceeds when the painting sells

SKIP WAITLIST

Contemporary Art Market Performance vs. S&P 500 (1995-2021)



30
23
15
8
1995
2000
2005
2010
2015
2020

Contemporary Art Annual Appreciation
13.8%

S&P 500 Annualized Return
10.2% (with dividends)

Past performance is no guarantee of future results, and there are significant differences between investing in art and investing in stock, bonds and other asset classes, see important disclosures

Forbes | CNBC | CNN | The New York Times | WSJ | yahoo! | TC



Investment Statement
$100,000
$24,484.74
$124,484.74
+ 24.48%
Banksy 'Mona Lisa' Sold!
Initial Offering $1,039,000
Sale Price $1,500,000
Return (net of fees) 32%
Your Proceeds $24,484.74

Our Track Record

Since 2018, we've acquired 120+ assets valued at over $500M million. Our three successful exits to date have had actualized annual returns of 30%+ each, net of fees.

We target a 3–10 year hold, but with our Secondary Market you have the potential to exit early.

Past performance is no guarantee of future results, see important disclosures

14.3%[1]
Net Annualized Track Record

100+
Total Offerings

450K+
Registered Users

$500M+
Securitized Paintings

Our Artists

Our offerings include paintings by some of the most popular blue-chip and established artists. We've compiled what we believe to be the most complete database of paintings that have been purchased and resold throughout history. This allows us to identify which artist markets are gaining momentum.

$65.1B

Global Sales in 2021

Art Basel & UBS

$1.7T

Art and Collectibles Wealth

Deloitte 2019

86%

Wealth Managers Surveyed Believe there is an Argument that Art Should be Included in Wealth Offerings

Deloitte

Jean-Michel Basquiat | Andy Warhol | Banksy | Kaws | Yayoi Kusama | George Condo

Repeat Sales History

We couldn't load the artwork data

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Past performance is no guarantee of future results, see important disclosures

Past Offerings


Jean-Michel Basquiat
The Mosque
DEAL SHEET


Joan Mitchell
Rhubarb
DEAL SHEET


Andy Warhol
Little Electric Chair
DEAL SHEET


Yayoi Kusama
Infinity Nets T.I.T.
DEAL SHEET


Banksy
Mona Lisa
DEAL SHEET


Kaws
Companion (Detail of Crowd Shot)
DEAL SHEET

Buy and Sell Shares

Historically, art investments typically lacked any consistent access to liquidity. Introduced in early 2020, our Secondary Market is the first online platform to enable the buying and selling of art investments, providing the potential for liquidity when life demands it.

GO TO SECONDARY MARKET

We cannot assure you that the Secondary Market, which is currently only available to U.S. persons, will provide a reliable or effective means of monetizing your investment or valuing your shares.


Kaws Secondary Market
Title
Years Painted
Dimensions
Price Appreciation of Similar Wo
BUY MW008
SELL MW008
Bid Price
$23.75
Shares
150
Total
$3,562.50
Wallet Balance
$10,000.00
Continue
Investment Overview
Offering Circular
Auction History
2019 Auction Sales
$108,445,628
Repeat Sales
48
Someone has accepted your offer! Funds have been added to your account.
$24.76
% from IPO
23.9%
Buy Shares
Sell Shares


Annualized Appreciation (1995–2021)
Contemporary Art
13.8%
S&P 500 Total Return
10.2%
Global Equities
5.7%
Gold
6.2%
US Housing
4.2%


Correlation Factor (1995–2021)
Contemporary Art
S&P 500 Total Return
-0.08
Global Equities
Gold
0.10
US Housing
-0.01

Higher Appreciation Rate and Low Correlation

Citi Private Bank calculated the long-term correlation coefficient of 0.12 between Art and the S&P 500 Index, which is a very low level of correlation. This is why we believe that contemporary art plays a key role in diversifying any portfolio.

Art as a Hedge Against Inflation

Inflation hit a 40 year high in 2022, reaching levels above 7%. Contemporary Art has demonstrated strong real appreciation in high inflation periods, and appears well positioned for a medium to high inflation environment.

Contemporary Art Prices vs. Real Interest Rates (2000–2020)



10.0
8.0
6.0
4.0
2.0
0.0
Contemporary Art (2000 = 1)
8.0
6.0
4.0
2.0
0.0
-2.0
-4.0
Real Interest Rates (%)
2000
2004
2008
2012
2016
2020

Post War & Contemporary Art Prices*
Prices based on repeat-sale pairs (i.e. two or more auction sales of the same painting).

Treasury Inflation-Indexed Long-Term Average Yield
Measured through July 2020.

How It Works

Masterworks is the first platform for buying and selling shares representing an investment in iconic artworks. Build a diversified portfolio of expertly-vetted works curated by our industry-leading research team.

We Find the Best Artists
We determine which artist markets have the most momentum

We Purchase the Best Art
We acquire the best examples available, at the best price

We Securitize the Artwork
We file an offering circular with the SEC allowing anyone to invest

Est. 3–10 Year Hold Period
Receive your pro rata proceeds if and when the painting sells (net of fees)

Sell Your Shares
You have the option to sell your shares in our secondary market.

Press



ON AIR
MAD MONEY
DOW 83
All Three Major Indices Closed Higher
OFF THE TAPE
@JIMCRAMER

CNBC
Masterworks on 'Mad Money' with Jim Cramer



Fox Business
Masterworks.io Sees 32% Return by Buying, Selling Banksy's 'Mona Lisa'



This Week in Startups
E1087: Democratizing art as an asset class with Masterworks CEO & Founder Scott Lynn



Bloomberg
Robinhoods of the Art World Lure Scores of Investors in Pandemic

Frequently Asked Questions

How does Masterworks choose which paintings to purchase? +

How are Masterworks single-artwork investments structured? +

What happens when a painting is sold? +

How often will new paintings be introduced? +

How can I learn more about a particular offering? +

What are the risks of investing in these offerings? +

Who can help answer my questions? +

How are my shares taxed? +

Can I invest if I reside outside of the United States? +

SKIP WAITLIST

Masterworks.io, LLC
225 Liberty St. 29th Floor,
New York, NY 10281
support@masterworks.io

MASTERWORKS

1. "Net Annualized Track Record" is intended to provide Masterworks' internal estimate of the performance of the overall Masterworks portfolio for a given period giving equal weighting to each offering. This presents a measure of Masterworks performance assuming an investment of a constant dollar amount in each offering. Accordingly, Masterworks Net Annualized Track Record is the aggregate average change in estimated net asset value of all Class A shares for each issuer offered via the Masterworks platform on an annualized basis, excluding all offerings completed within the last six months of the given performance period which we believe are not reflective of Masterworks' performance, after deduction of all fees and pro forma for estimated profit sharing represented by Class B shares held by Masterworks (which is calculated based on the internal appraised value of the artwork). Masterworks Net Annualized Track Record includes all Masterworks issuers that completed an offering that had not been liquidated prior to the last date included in the given quarterly performance period (the "Performance End Date"), excluding issuers that completed an offering within six months preceding the Performance End Date. For Masterworks issuers that continue to own artwork, the estimated net asset value of the Class A shares sold to the public is based on Masterworks internal appraisals, which are performed on a quarterly basis as of the end of each calendar quarter. For offerings that were completed between six-months and one-year prior to the Performance End Date and for which no public auction comparable sale has occurred, the fair market value of the artwork is appraised to be equal to the aggregate offering price which represents the price at which the artwork was sold to investors. If all offerings completed within the last six months of the performance period were included in the calculation of Masterworks' Track Record as of March 31, 2022, the result would be 13.4%. For purposes of such calculation, the fair market value of the artwork included in offerings completed during the last six months of the performance period is appraised to be equal to the aggregate offering price. Artwork appraisals are performed by Masterworks in conformity with the 2020-21 Uniform Standards of Professional Appraisal Practice (USPAP) using a sales comparison approach, provided that Masterworks may have potential conflicts of interest. For more information on Masterworks appraisal methodology, potential conflicts of interest and other important considerations, click here. For issuers that sold a painting during the relevant period, actual realized returns, net of all fees and expenses, have been used. Transactions occurring on the Masterworks secondary market are not deemed relevant to the determination of Masterworks Net Annualized Track Record.

This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

This website is maintained by Masterworks in its sole and absolute discretion and Masterworks is solely responsible for the content on this website. No FINRA registered broker-dealer is or has been involved in the development or dissemination of this website.

We are "testing the waters" under Regulation A under the Securities Act of 1933. The information contained on the Masterworks.io website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

Our materials may include historical appreciation percentages that are based on public auction sales and reflect historical price trends. Such information is not intended to be indicative of returns that would have been achieved on Masterworks shares during such periods. Fees, expenses and other factors will create significant differences between the performance of an investment in masterworks shares and historical artwork appreciation rates.

Past price trends are not indicative of future price trends and are not intended to be a proxy for historical or projected future performance of any specific artwork or Masterworks shares. Also, our materials may present comparisons between the historical price performance of a segment of the art market and other investment asset classes, such as stocks, bonds, real estate, and others. There are important differences between art and other asset classes. For more information, see **important disclosures.**

By using this website, you accept the Masterworks.io **Terms of Use** and **Privacy Policy.** For additional information you are encouraged to review **important disclosures.**

* There is no guarantee of profits and investing includes risk of loss.

Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services.

The information contained herein neither constitutes an offer for nor a solicitation of interest in any specific securities offering. For any proposed offering pursuant to an offering statement that has not yet been qualified by the SEC, no money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement for such offering has been qualified by the SEC any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Offering circulars for Masterworks offerings are available **here**.

Masterworks.io, LLC is located at 225 Liberty St. 29th Floor, New York, NY 10281.

This website page is created and maintained by Masterworks in its sole and absolute discretion and Masterworks is solely responsible for the content of this page. No broker-dealer is or has been involved in the development or dissemination of this website page.

Masterworks.io, LLC
225 Liberty St. 29th Floor,
New York, NY 10281
support@masterworks.io

MASTERWORKS

1. "Net Annualized Track Record" is intended to provide Masterworks' internal estimate of the performance of the overall Masterworks portfolio for a given period giving equal weighting to each offering. This presents a measure of Masterworks performance assuming an investment of a constant dollar amount in each offering. Accordingly, Masterworks Net Annualized Track Record is the aggregate average change in estimated net asset value of all Class A shares for each issuer offered via the Masterworks platform on an annualized basis, excluding all offerings completed within the last six months of the given performance period which we believe are not reflective of Masterworks' performance, after deduction of all fees and pro forma for estimated profit sharing represented by Class B shares held by Masterworks (which is calculated based on the internal appraised value of the artwork). Masterworks Net Annualized Track Record includes all Masterworks issuers that completed an offering that had not been liquidated prior to the last date included in the given quarterly performance period (the "Performance End Date"), excluding issuers that completed an offering within six months preceding the Performance End Date. For Masterworks issuers that continue to own artwork, the estimated net asset value of the Class A shares sold to the public is based on Masterworks internal appraisals, which are performed on a quarterly basis as of the end of each calendar quarter. For offerings that were completed between six-months and one-year prior to the Performance End Date and for which no public auction comparable sale has occurred, the fair market value of the artwork is appraised to be equal to the aggregate offering price which represents the price at which the artwork was sold to investors. If all offerings completed within the last six months of the performance period were included in the calculation of Masterworks' Track Record as of March 31, 2022, the result would be 13.4%. For purposes of such calculation, the fair market value of the artwork included in offerings completed during the last six months of the performance period is appraised to be equal to the aggregate offering price. Artwork appraisals are performed by Masterworks in conformity with the 2020-21 Uniform Standards of Professional Appraisal Practice (USPAP) using a sales comparison approach, provided that Masterworks may have potential conflicts of interest. For more information on Masterworks appraisal methodology, potential conflicts of interest and other important considerations, click here. For issuers that sold a painting during the relevant period, actual realized returns, net of all fees and expenses, have been used. Transactions occurring on the Masterworks secondary market are not deemed relevant to the determination of Masterworks Net Annualized Track Record.

This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

This website is maintained by Masterworks in its sole and absolute discretion and Masterworks is solely responsible for the content on this website. No FINRA registered broker-dealer is or has been involved in the development or dissemination of this website.

We are "testing the waters" under Regulation A under the Securities Act of 1933. The information contained on the Masterworks.io website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

Our materials may include historical appreciation percentages that are based on public auction sales and reflect historical price trends. Such information is not intended to be indicative of returns that would have been achieved on Masterworks shares during such periods. Fees, expenses and other factors will create significant differences between the performance of an investment in masterworks shares and historical artwork appreciation rates.

Past price trends are not indicative of future price trends and are not intended to be a proxy for historical or projected future performance of any specific artwork or Masterworks shares. Also, our materials may present comparisons between the historical price performance of a segment of the art market and other investment asset classes, such as stocks, bonds, real estate, and others. There are important differences between art and other asset classes. For more information, see **important disclosures.**

By using this website, you accept the Masterworks.io **Terms of Use** and **Privacy Policy**. For additional information you are encouraged to review **important disclosures.**

* There is no guarantee of profits and investing includes risk of loss.

Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services.

The information contained herein neither constitutes an offer for nor a solicitation of interest in any specific securities offering. For any proposed offering pursuant to an offering statement that has not yet been qualified by the SEC, no money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement for such offering has been qualified by the SEC any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Offering circulars for Masterworks offerings are available **here**.

Masterworks.io, LLC is located at 225 Liberty St. 29th Floor, New York, NY 10281.